Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

ConocoPhillips Company

ConocoPhillips

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	4.025% Notes due 2062	Rule 457(a)	$1,770,231,000	100%	$1,770,231,000 (1)	.0000927	$164,100.41 (2)
	Debt	Guarantees of 4.025% Notes due 2062 (3)	Other	─	─	─	─	─ (4)
	Debt	3.758% Notes due 2042	Rule 457(a)	$784,636,000	100%	$784,636,000 (1)	.0000927	$72,735.76 (2)
	Debt	Guarantees of 3.758% Notes due 2042 (3)	Other	─	─	─	─	─ (4)
		Total Offering Amount				$2,554,867,000 (5)
		Net Fee Due						$236,836.17

(1)	Represents the aggregate principal amount of each series of notes to be offered in the exchange offers to which the registration statement relates.
(2)	Calculated in accordance with Rule 457(f) of the Securities Act of 1933, as amended.
(3)	No separate consideration will be received for the guarantees. ConocoPhillips will guarantee the notes being registered.
(4)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no additional registration fee is due for the guarantees.
(5)	Represents the maximum aggregate offering price of all notes to be offered in the exchange offers to which the registration statement relates.